As filed with the Securities and Exchange Commission on December 15, 2006

Registration No. 333-_____

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-3

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

MFRI, INC.

(Exact name of registrant as specified in its charter)

Delaware	36-3922969
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

7720 Lehigh Avenue

Niles, Illinois 60714

(847) 966-1000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Mr. David Unger

Chairman of the Board of Directors

MFRI, Inc.

7720 Lehigh Avenue

Niles, Illinois 60714

(847) 966-1000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Hal M. Brown, Esq.

DLA Piper US LLP

203 North LaSalle Street, Suite 1900

Chicago, Illinois 60601

(312) 368-4012

Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [ X ]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. [ ]

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. [ ]

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per unit(1)	Proposed maximum aggregate offering price (1)	Amount of registration fee
Common Stock, par value, $0.01 per share	1,500,000 shs.	$22.02	$33,030,000	$3,535

(1)

Estimated solely for the purpose of computing the registration fee in accordance with Rule 457(c) based on the average of the high and low reported sales prices on the NASDAQ Global Market on December 11, 2006.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement relating to these securities has been declared effective by the Securities and Exchange Commission. This prospectus is neither an offer to sell nor a solicitation of an offer to buy these securities in any jurisdiction where such offer or sale is unlawful.

Subject to Completion

Dated _______, 2006

PROSPECTUS

1,500,000 Shares

MFRI, INC.

Common Stock

This prospectus relates to the offer and sale from time to time of 1,500,000 shares of common stock of MFRI, Inc., a Delaware corporation (the “Company”), par value $0.01 per share (“Common Shares”) by the Company.

The Common Shares are listed on the NASDAQ Global Market under the symbol “MFRI”.

Investing in our securities involves risk. Before buying our securities, you should read and consider the risk factors included in our periodic reports and in other information that we file with the Securities and Exchange Commission. See “Special Note Regarding Forward-Looking Statements.”

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is ___________, 200_.

No dealer, salesperson or other individual has been authorized to give any information or to make any representations not contained or incorporated by reference in this prospectus in connection with the offering covered by this prospectus. If given or made, such information or representations must not be relied upon as having been authorized by us. This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, the Common Shares, in any jurisdiction where, or to any person to whom, it is unlawful to make any such offer or solicitation. Neither the delivery of this prospectus nor any offer or sale made hereunder shall, under any circumstances, create an implication that there has not been any change in the facts set forth in this prospectus or in our affairs since the date hereof.

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SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Information contained in or incorporated by reference into this prospectus and any accompanying prospectus supplement contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”). We intend the forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in that section. These forward-looking statements relate to, without limitation, our anticipated future economic performance, our plans and objectives for future operations and projections of revenue and other financial items, which can be identified by the use of forward-looking words such as “may,” “will,” “should,” “expect,” “anticipate,” “estimate” or “continue” or the negative thereof or other variations thereon or comparable terms. The cautionary statements under the caption “Risk Factors” contained in our Annual Report on Form 10-K for the year ended January 31, 2006, which is incorporated herein by reference, and other similar statements contained in this prospectus or any accompanying prospectus supplement identify important factors with respect to forward-looking statements, including certain risks and uncertainties, that could cause actual results to differ materially from those in such forward-looking statements.

AVAILABLE INFORMATION

We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and, in accordance therewith, we are required to file reports, proxy statements and other information with the Securities and Exchange Commission (the “Commission”). You may read and copy these reports, proxy statements and other information at the Public Reference Room of the Commission, 100 F Street, N.E., Washington, D.C. 20549. You may also obtain copies of the reports, proxy and information statements and other information regarding issuers that file electronically with the Commission by accessing the Commission's World Wide Web site at http://www.sec.gov. You may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

We have filed the documents listed below with the Commission under the Exchange Act and these documents are incorporated into this prospectus by reference:

a.	Annual Report on Form 10-K for the year ended January 31, 2006.
b.	Quarterly Reports on Form 10-Q for the periods ended April 30, 2006, July 31, 2006, and October 31, 2006.
c.	Current Reports on Form 8-K filed on April 20, 2006, June 30, 2006, September 21, 2006, October 18, 2006, and November 6, 2006.
d.	Description of our common shares contained in the registration statement of our predecessor on Form 8-A filed on March 13, 1990.

All documents filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of the offering of all Common Shares under this prospectus will also be deemed to be incorporated by reference in this prospectus and to be a part hereof from the date of filing those documents.

Any statement contained in this prospectus or in a document incorporated or deemed to be incorporated by reference herein will be modified or superseded by inconsistent statements in any document we file in the future that will be deemed incorporated by reference herein, including any prospectus supplement that supplements this prospectus. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus or any accompanying prospectus supplement. Subject to the foregoing, all information appearing in this prospectus and each accompanying prospectus supplement is qualified in its entirety by the information appearing in the documents incorporated by reference.

We will provide, without charge, copies of all documents that are incorporated herein by reference (not including the exhibits to such information, unless such exhibits are specifically incorporated by reference in such information) to each person, including any beneficial owner, to whom this prospectus is delivered upon written or oral request. Requests should be directed to MFRI, Inc., 7720 Lehigh Avenue, Niles, Illinois 60714, Attention: Michael D. Bennett (telephone number: (847) 966-1000.)

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Unless otherwise indicated, when used herein, the terms "we, "us," and “our” refer to MFRI, Inc., a Delaware corporation, and its subsidiaries.

THE COMPANY

MFRI, Inc., (“MFRI”), the (“Company” or the “Registrant”) is engaged in the manufacture and sale of products in three distinct business segments: filtration products, piping systems and industrial process cooling equipment. As used herein, unless the context otherwise requires, the term “Company” includes MFRI and its subsidiaries, Midwesco Filter Resources, Inc., Perma-Pipe, Inc., Thermal Care Inc., and their respective predecessors and subsidiaries.

The Filtration Products business segment manufactures and sells a wide variety of filter elements for air filtration and particulate collection systems. Air filtration systems are used in many industries in the United States and abroad to limit particulate emissions to comply with environmental regulations. The Filtration Products business segment markets air filtration-related products and accessories, and provides maintenance services, consisting primarily of dust collector inspection, filter cleaning and filter replacement.

The Piping Systems business segment engineers, designs, manufactures and sells specialty piping systems and leak detection and location systems. This segment’s specialty piping systems include (i) industrial and secondary containment piping systems for transporting chemicals, waste streams and petroleum liquids, (ii) insulated and jacketed district heating and cooking piping systems for efficient energy distribution to multiple locations from central energy plants, and (iii) oil and gas gathering flow lines and long lines for oil and mineral transportation. The Piping Systems business segment’s leak detection and location systems are sold as part of many of its piping systems products and on a stand-alone basis, to monitor areas where fluid intrusion may contaminate the environment, endanger personal safety, cause a fire hazard, impair essential services or damage equipment or property.

The Industrial Process Cooling Equipment business segment engineers, designs, manufactures and sells industrial process cooling equipment, including liquid chillers, mold temperature controllers, cooling towers, plan circulating systems, and related accessories for use in industrial process applications.

Our executive offices are located at 7720 Lehigh Avenue, Niles, Illinois, and our telephone number is (847) 966-1000.

USE OF PROCEEDS

Unless we otherwise specify in the applicable prospectus supplement, the net proceeds received from the sale of the securities offered by this prospectus and any prospectus supplement will be used for general corporate purposes. General corporate purposes may include the repayment of debt, financing of possible acquisitions, business expansion and working capital.

PLAN OF DISTRIBUTION

We may sell the shares of Common Stock offered hereby to one or more underwriters for public offering and sale by them or may sell such shares to investors directly or through agents. Any underwriter or agent involved in the offer and sale of such shares will be named in the applicable prospectus supplement.

Underwriters may offer and sell such shares at a fixed price or prices, which may be changed, at prices related to the prevailing market prices at the time of sale or at negotiated prices. We may, from time to time, authorize underwriters acting as our agents to offer and sell such shares upon the terms and conditions as are set forth in the applicable prospectus supplement. In connection with the sale of such shares, underwriters may be deemed to have received compensation from us in the form of underwriting discounts or commissions and may also receive commissions from purchasers of such shares for whom they may act as agent. Underwriters may sell such shares to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent.

Any underwriting compensation paid by us to underwriters or agents in connection with the offering of the shares of Common Stock offered hereby will be set forth in the applicable prospectus supplement. The prospectus supplement may further state that such underwriters may allow discounts, concessions or commissions to participating dealers. Underwriters, dealers and

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agents participating in the distribution of such shares may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of such shares may be deemed underwriting discounts and commissions, under the Securities Act. Underwriters, dealers and agents may be entitled, under agreements entered into with us, to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act.

EXPERTS

The consolidated financial statements and schedule of the Company for the years ended January 31, 2006 and 2005 appearing in the Company’s Annual Report on Form 10-K for the year ended January 31, 2006 have been audited by Grant Thornton LLP, an independent registered public accounting firm, as set forth in their reports thereon included therein, and incorporated herein by reference. Such financial statements have been incorporated herein by reference, in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements and related financial statement schedule for the year ended January 31, 2004, incorporated in this prospectus by reference from the Company’s Annual Report on Form 10-K for the year ended January 31, 2006, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

LEGAL MATTERS

The legality of the Common Shares offered by the Company has been passed upon for us by the law firm of DLA Piper US LLP, Chicago, Illinois. DLA Piper US LLP attorneys who are participating in the representation of the Company in this offering own an aggregate of 3,100 Common Shares.

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1,500,000 Shares

MFRI, INC.

Common Stock

PROSPECTUS

_______________, 2006

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses Of Issuance And Distribution

The following table sets forth those expenses for distribution to be incurred in connection with the issuance and distribution of the securities being registered.

Registration Fee	$3,535
Legal Fees and Expenses*	7,500
Accounting Fees and Expenses*	20,000
Printing and Duplicating Expenses*	1,000
Miscellaneous*	1,000
Total*	$33,035

__________

* Estimated

Item 15. Indemnification Of Directors And Officers

Section 145 of the Delaware General Corporation Law authorizes indemnification of directors, officers, employees and agents of the Company; allows the advancement of costs of defending against litigation; and permits companies incorporated in Delaware to purchase insurance on behalf of directors, officers, employees and agents against liabilities whether or not in the circumstances such companies would have the power to indemnify against such liabilities under the provisions of the statute.

The Company’s Certificate of Incorporation and its By-Laws provide for indemnification of its officers and directors to the full extent permitted by Section 145 of the Delaware General Corporation Law.

The Company’s Certificate of Incorporation eliminates, to the fullest extent permitted by Delaware law, liability of a director to the Company or its stockholders for monetary damages for breach of such director’s fiduciary duty of care except for liability where a director (a) breaches his or her duty of loyalty to the Company or its stockholders, (b) fails to act in good faith or engages in intentional misconduct or knowing violation of law, (c) authorizes payment of an illegal dividend or a stock repurchase or (d) obtains an improper personal benefit. While liability for monetary damages has been eliminated, equitable remedies such as injunctive relief or rescission remain available. In addition, a director is not relieved of his responsibilities under any other law, including the federal securities laws.

The Company has entered into indemnification agreements in the form described below with each person who is currently a member of the Board of Directors of the Company and will enter into such agreements with persons who in the future become directors of the Company. Such indemnification agreements provide for indemnification against any and all expenses incurred in connection with, as well as any and all judgments, fines, and amounts paid in settlement resulting from, any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative (collectively an “Action”), by reason of the fact that such director is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, or other enterprise. The indemnification agreements provide that if any payment, advance or indemnification of the director requires that he or she acted in good faith, in a manner he or she reasonably believed to be for or not opposed to the best interests of the Company or without reasonable cause to believe his or her conduct was unlawful, then it shall be presumed that he or she so acted unless proven otherwise by clear and convincing evidence. The indemnification agreements also provide for the advancement of all expenses, including reasonable attorneys’ fees, arising from the investigation of any claim, preparation for the defense or defense or settlement of an Action. The indemnification agreements authorize the Company to participate in the defense of any action and to assume the defense thereof, with counsel who shall be reasonably satisfactory to the director, provided that the director shall be entitled to separate counsel of his or her choosing if he or she reasonably believes that (i) there exists conflicts interests between himself or herself and the Company or other parties (the defense of whom the Company shall have assumed) or (ii) there is any substantial likelihood that the Company will be financially or legally unable to satisfy its obligations under the Indemnification Agreement. The indemnification agreements provide that a director’s rights under such contract are not exclusive of any other indemnification rights he or she may have under any provision of law, the Company’s Certificate of Incorporation or By-laws, the vote of the Company’s stockholders or disinterested directors, other agreements or otherwise.

ITEM 16. Exhibits

4.1*	-	Certificate of Incorporation of MFRI, Inc.
4.2**	-	By-laws of MFRI, Inc.
5	-	Opinion of DLA Piper US LLP
23.1	-	Consent of Grant Thornton LLP
23.2		Consent of Deloitte & Touche LLP
23.3	-	Consent of DLA Piper US LLP (included in Exhibit 5)
24	-	Power of Attorney

____________________

*	Incorporated by reference to Exhibit 3.3 to Registration Statement No. 33-70298.
**	Incorporated by reference to Exhibit 3.4 to Registration Statement No. 33-70298.

ITEM 17. Undertakings

(a)	The undersigned Registrant hereby undertakes:
(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;
(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in this registration statement;

provided, however, that subparagraphs (i) and (ii) above do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in the periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

(2)           That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)           That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(A)          Each prospectus filed by a registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B)          Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Acct of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which the prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5)           That, for the purpose of determining liability of a registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the registrant undertakes that in a primary offering of securities of the registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the registrant relating to the offering required to be filed pursuant to Rule 424;
(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the registrant or used or referred to by the registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the registrant or its securities provided by or on behalf of the registrant; and
(iv)	Any other communication that is an offer in the offering made by the registrant to the purchaser.

(b)           The undersigned Registrant hereby further undertakes that, for the purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)           Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a trustee, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such trustee, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed

MFRI, INC.
By:	/s/ David Unger
David Unger, Chairman of the Board and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities set forth below and on the dates indicated:

	Signature	Title	Date**
	David Unger*	Director, Chief Executive Officer and Chairman of the Board of Directors (Principal Executive Officer)
	Bradley E. Mautner*	Director, President and Chief Operating Officer
	Henry M. Mautner*	Director and Vice Chairman of the Board of Directors
	Michael D. Bennett*	Vice President, Secretary and Treasurer (Principal Financial and Accounting Officer)
	Arnold F. Brookstone* Dennis Kessler* Eugene Miller* Stephen B. Schwartz*	Director Director Director Director
*By	/s/ David Unger	Individually and as Attorney-in-fact
David Unger

**December 15, 2006

EXHIBIT INDEX

Exhibit Number	Exhibit Description
4.1*	Certificate of Incorporation of MFRI, Inc.
4.2**	By-laws of MFRI, Inc.
5	Opinion of DLA Piper US LLP
23.1	Consent of Grant Thornton LLP
23.2	Consent of Deloitte & Touche LLP
23.3	Consent of DLA Piper US LLP (included in Exhibit 5)
24	Power of Attorney

____________________

*	Incorporated by reference to Exhibit 3.3 to Registration Statement No. 33-70298.
**	Incorporated by reference to Exhibit 3.4 to Registration Statement No. 33-70298.